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                            MIRAGE RESORTS, INCORPORATED
                         EXECUTIVE MEDICAL REIMBURSEMENT PLAN

a.   CLASSES ELIGIBLE FOR BENEFIT

     Officers and Directors of Mirage Resorts, Incorporated and their
     DEPENDENTS.

b.   MEDICAL REIMBURSEMENT BENEFITS PAYABLE UNDER THE PLAN

     Notwithstanding anything stated in the Policy to the contrary, it is understood and agreed that whenever a Covered Person requires treatment as the result of an INJURY or SICKNESS, or desires to obtain medical or dental care, the EMPLOYER will pay, while this provision is in full force and effect, one hundred per cent (100%) of the USUAL, REASONABLE AND CUSTOMARY Charges of the COVERED EXPENSES, as defined below, for such treatment of services, subject to the conditions hereinafter set forth.

     No DEDUCTIBLE amounts, co-insurance percentages, individual benefits amounts or time periods will be applicable to this provision. However, the maximum amount payable for all treatment and services under this provision for each insured Person and all of his/her DEPENDENTS insured hereunder shall be limited to a maximum of $100,000.00 during each CALENDAR YEAR.

     Benefits provided under this provision will be payable to a Covered Person after and only after such person has exhausted all other benefits that are available for the treatment rendered or services provided under any Employee Medical or Dental Benefit Plan whether insured or self-insured. In addition, benefits will be payable hereunder for those expenses that are either specifically excluded under the provisions of the Employee Medical or Dental Benefit Plan, or are not eligible for benefit payment because of the necessity of satisfying DEDUCTIBLE amounts or co-insurance percentages, attainment of the individual maximum benefit amounts or maximum time periods, or reaching the overall maximum amount payable under such Employee Medical or Dental Benefit Plan.

c.   COVERED EXPENSES

     The following shall be considered COVERED EXPENSES under this provision:

     1. Expenses for a Covered Person's lodging for the (1) night stay immediately preceding admission to a HOSPITAL or other place of treatment and subsequent nights if requested by a physician.

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     2.   Expenses incurred as the result of CONFINEMENT in a legally qualified
          HOSPITAL or for CONFINEMENT in an institution especially designed for the care and treatment of alcoholism, drug addiction or mental and nervous disorders.

     3. Expenses incurred for care and treatment rendered by a PHYSICIAN, surgeon, DENTIST and any other practitioner of the healing arts who is licensed under the Medical Practices Act of the state in which the services are performed or who is recognized as medical practitioner under the laws of such state, including private duty nursing services by a Registered Nurse (R.N.) or Licensed Practical Nurse (L.P.N.). Benefits will also be payable hereunder for surgical procedures of an elective nature for the purpose of altering body design. Expenses can be incurred both in and out of a HOSPITAL or similar institution.

     4. Expenses incurred for diagnostic x-ray and laboratory tests, x-rays and radioactive therapy treatment (including the cost of the radioactive material) and all other tests and analyses made for either diagnostic or treatment purposes.

     5. Expenses incurred for prescription DRUGS dispensed by a licensed pharmacist, blood and blood plasma, dental services (including materials and appliances), vision care services (including lenses, contact lenses, and frames), hearing aid services (including appliances), artificial limbs and eyes, casts, splints, trusses, crutches, braces, oxygen and the rental of equipment for its administration, and rental or purchase of a wheelchair and hospital type bed.

     6. Expenses incurred in connection with a routine physical examination and other preventive health care expenses, including the cost of tests required in connection with preventive health care.

     7. Expenses incurred for normal transportation to and from a Hospital or other medical facility.

          All travel expenses must be considered usual and reasonable charges which have been incurred in connection with transportation to, or from, the place where medical care is rendered.

     8. Without limiting the generality of the above, benefits will be payable under this provision for the care and treatment, including the cost of materials, for all other necessary medical expense which is not eligible for benefit payment under the Employee Medical or Dental Benefit Plan nor excluded below.


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     9.   Expenses incurred for weight control programs, dietary programs, and exercise fitness programs.

d.   EXCLUSION AND LIMITATIONS

     Benefits will not be payable under this provision for those expenses that are incurred for the personal care and convenience of the Covered Person, including but not limited to telephone, television, items of personal hygiene, expenses incurred for stays at a spa or resort for rest or relaxation and any other such expenses not directly attributable to the medical or dental care and treatment of a Covered Person.

     Benefits provided hereunder will not be payable for any expenses incurred subsequent to the termination of the individual Covered Person's insurance hereunder, except as provided under that section entitled "Extension of Benefits", or termination of the Employee Medical or Dental Benefit Plan.

     Benefits provided hereunder will not be payable for any expenses incurred for any treatment or services for INJURY or SICKNESS not considered NECESSARY TREATMENT.

     Nothing herein contained shall be held to alter, vary or affect any of the terms, provisions or conditions of said policy, other than as stated above.

e.   EXTENSION OF BENEFITS

     If a Covered Person is TOTALLY DISABLED on the date his/her insurance terminates, and if expenses are then incurred in connection with the INJURY or SICKNESS causing the TOTAL DISABILITY, benefits will be continued for those expenses until either:

     1.   twelve months from the date of termination,
     2.   the date the maximum amount of benefits have been paid,
     3.   the date TOTAL DISABILITY ceases, or
     4.   the date the Policy terminates,

     whichever first occurs. No benefits will be payable subsequent to the foregoing date for that disability nor will any benefits be payable hereunder with respect to separate disabilities commencing subsequent to the date of termination of insurance.


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